Artisan Partners Asset Management Inc. Reports June 2021 Assets Under Management
Milwaukee, WI - July 12, 2021 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of June 30, 2021 totaled $175.2 billion. Separate accounts1 accounted for $89.5 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $85.7 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of June 30, 2021 - ($ Millions)
Growth Team
Global Opportunities	$26,741
Global Discovery	2,446
U.S. Mid-Cap Growth	17,690
U.S. Small-Cap Growth	6,640
Global Equity Team
Global Equity	2,989
Non-U.S. Growth	21,907
Non-U.S. Small-Mid Growth	9,123
China Post-Venture	147
U.S. Value Team
Value Equity	3,894
U.S. Mid-Cap Value	4,035
International Value Team
International Value	29,698
International Small Cap Value	22
Global Value Team
Global Value	26,089
Select Equity	426
Sustainable Emerging Markets Team
Sustainable Emerging Markets	998
Credit Team
High Income	7,670
Credit Opportunities	115
Developing World Team
Developing World	10,314
Antero Peak Group
Antero Peak	3,245
Antero Peak Hedge	1,025

Total Firm Assets Under Management ("AUM")	$175,214

1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $24 million

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.